Exhibit 10.1
EMPLOYMENT SEPARATION AGREEMENT

This Employment Separation Agreement (“Agreement”) is entered into by and between ClearOne Communications, Inc. (“ClearOne” or the “Company”) and Frances M. Flood (“Flood”) (ClearOne and Flood shall sometimes be hereinafter referred to collectively as the “Parties”).

RECITALS

A.  Flood has been employed by ClearOne in a variety of positions, most recently as the Company’s Chief Executive Officer, President, and Chairman of the Board.

B.  Flood has a written Employment Agreement with the Company, effective as of August 1, 2002 (“Employment Agreement”). The Employment Agreement, which is for a three-year term expiring July 31, 2005, specifies the compensation and benefits to which Flood is entitled to receive over the term of the contract. The Employment Agreement also provides that the Company may terminate Flood’s employment for cause only if Flood commits “willful misconduct,” with the term “willful” expressly defined as an act “done, or omitted to be done, by [Flood] not in good faith and without reasonable belief that [her] action or omission was in the best interest of the Company.”

C.  On January 15, 2003, the United States Securities and Exchange Commission filed a civil action against ClearOne, Flood, and Susie S. Strohm, who was then serving as the Company’s Chief Financial Officer, alleging various improprieties and misstatements in connection with the Company’s financial statements (the “SEC Action”).

D.  The filing of the SEC Action has spawned, and may continue to spawn, multiple related proceedings, including, but not limited to, multiple shareholder securities class actions, multiple shareholder derivative actions, a grand jury investigation being conducted by the United States Department of Justice, a dispute and potential litigation between the Company and its directors and officers liability insurers, and potential litigation between the Company and its former auditor, Ernst & Young (collectively, “Related Proceedings”).

E.  Soon after the filing of the SEC Action, the Company placed Flood on a paid administrative leave of absence, and this paid administrative leave has continued in effect at all times up to the execution of this Agreement.

F.  Flood has employed separate counsel, Max D. Wheeler, Richard A. Van Wagoner, and the law firm of Snow Christensen & Martineau (collectively, “SC&M”), to defend her in the SEC Action and the Related Proceedings. SC&M has also represented Flood in connection with the negotiation and drafting of this Agreement.

G.  Flood has made various demands on the Company for indemnification and for advancement of the attorneys’ fees and costs she has incurred to date, as well as the attorneys’ fees and costs she may subsequently incur, in connection with the SEC Action and the Related Proceedings and has provided the Company with a written undertaking, dated August 27, 2003, in conformity with the requirements of Utah Code Ann. § 16-10a-904.

H.  ClearOne referred Flood’s demand for indemnification to its Special Litigation Committee (“SLC”) comprised of two independent directors. The SLC reviewed those demands, as well as similar demands for indemnification made by other present or former officers and directors of the Company, in conjunction with its investigation of the various claims asserted in the multiple shareholder derivative actions filed against certain of the Company’s present and former officers and directors, including Flood. On October 13, 2003, the SLC completed its investigation concerning the derivative actions and the indemnification demands and issued its reports to the Company wherein it concluded, inter alia, that pursuing the derivative actions was not in the best interest of the Company and that the Company should attempt to negotiate a settlement of Flood’s indemnification demand in the context of negotiating a global settlement of all potential claims and counterclaims between the Company and Flood. In reliance on the SLC’s conclusions and recommendations, the Company has moved to dismiss the derivative actions pursuant to Utah Code Ann. § 16-10a-740(4)(a) and has negotiated this Agreement with Flood.

I.  Flood and ClearOne desire to resolve any and all disputes that may exist between them, whether known or unknown, including, but not limited to, disputes regarding Flood’s demand for indemnification, disputes relating to Flood’s employment with ClearOne, and disputes relating to the dissolution of that employment relationship.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants, warranties, and agreements set forth herein, the Parties mutually agree as follows:

1.  Effective Date. This Agreement is effective on the eighth day following Flood’s signing of this Agreement, provided that Flood does not revoke her execution of this Agreement as provided in Paragraph 19 below.

2.  Receipt of this Agreement. Flood acknowledges that she received a copy of this Agreement on December 2, 2003, and that she has 21 days from the receipt of this Agreement in which to consider and consult with an attorney regarding this Agreement. Flood further acknowledges that she has had an adequate amount of time in which to consult with SC&M, her counsel of choice, with respect to the contents of this Agreement prior to signing.

3.  Payment to Flood. Upon the expiration of the revocation period described in Paragraph 19 below and the unrevoked signing of this Agreement by Flood, ClearOne shall pay Flood the sum of $350,000. The Parties acknowledge and agree that this payment is being made in consideration of, inter alia, the Company’s purchase of Flood’s shares of the Company’s common stock, the Company’s cancellation of Flood’s options to purchase additional shares of the Company’s common stock, and the release of all claims that Flood may have against the Company, all as more fully stated in Paragraphs 5, 6, and 9 below. The Parties also acknowledge and agree that the Company is not responsible for the withholding of any federal or state taxes from said payment and that Flood is responsible for paying any taxes that may become due and owing as a result of her receipt of said payment.

4.  Separation of Employment and Dissolution of Employment Agreement. Flood hereby resigns her employment with ClearOne, as well as her membership on the Company’s board of directors, effective December 5, 2003. Flood’s Employment Agreement is dissolved and cancelled as of the effective date of this Agreement, except that Flood’s post-termination obligations under Sections 8 and 9 of the Employment Agreement shall remain in effect to the full extent provided in the Employment Agreement.

5.  Cancellation of Stock Options. As partial consideration for the payment specified in Paragraph 3 above, upon the expiration of the revocation period described in Paragraph 19 below and the unrevoked signing of this Agreement by Flood, all unexercised stock options acquired by Flood during her employment with the Company, whether vested or unvested, shall immediately be deemed cancelled. Flood represents and warrants that, immediately prior to the effective date of this Agreement, she holds vested and unvested stock options entitling her to purchase up to a total of 706,434 shares of the Company’s common stock and that 461,433 of these options are vested. Flood further agrees that all of her rights, entitlements, and benefits under the 1990 Gentner Stock Option Plan and the 1998 ClearOne Stock Option Plan, including any agreements entered into in relation to the foregoing plans, are hereby terminated and cancelled.

6.  Transfer of Stock. As partial consideration for the payment specified in Paragraph 3 above, upon the expiration of the revocation period described in Paragraph 19 below and the unrevoked signing of this Agreement by Flood, Flood shall transfer, assign, and sell to the Company 35,000 shares of the Company’s common stock.

7.  Cooperation in Related Proceedings. Flood shall cooperate with the Company and its counsel in the defense and/or prosecution of the SEC Action and the Related Proceedings. Flood’s cooperation shall include, but shall not be limited to, voluntarily providing deposition and trial testimony, meeting with the Company and its counsel for the purpose of preparing for depositions or trial proceedings, and providing information and documents to the Company or its counsel in connection with the defense and/or prosecution of the SEC Action and the Related Proceedings. With respect to any request by the Company and/or its counsel for deposition or trial testimony, meetings, information, or documents, the Company shall give reasonable notice to Flood of its request, including the time and place of the deposition, trial, or meeting, and shall reimburse Flood for all reasonable expenses incurred by her, including reasonable attorneys’ fees and costs, in providing the requested cooperation. Despite the foregoing, this Agreement does not require Flood to forego any constitutional rights.

8.  Indemnification. Subject to the limitations imposed by Utah Code Ann. § 16-10a-902 and the Company’s articles of incorporation and bylaws, and also subject to the undertaking referred to in Recital G above, ClearOne shall indemnify Flood for any liability and for all reasonable attorneys’ fees and costs incurred by her in connection with the SEC Action or any Related Proceedings, whether incurred before or after the effective date of this Agreement. The Company’s duty to indemnify Flood is further conditioned upon Flood’s fulfillment of her duty under Paragraph 7 above to cooperate with the Company and its counsel in connection with the SEC Action and Related Proceedings. Subject to the foregoing limitation, ClearOne will continue to pay for the reasonable defense costs incurred by Flood in defending matters or future matters, if any, which may arise from or relate to her tenure as an officer or director of ClearOne.

9.  Release of Claims by Flood. Flood, on behalf of herself and her heirs and assigns, hereby completely releases and discharges ClearOne and all of ClearOne’s predecessors, successors, parents, subsidiaries, and affiliates, and all of their respective present and former directors, officers, employees, attorneys and agents (hereinafter collectively referred to as “Releasees”) from any and all existing claims and causes of action of every kind and nature, whether presently known or unknown by the Parties, including but not limited to any claims or causes of action for breach of implied or express contract (including the Employment Agreement), libel, slander, wrongful discharge or termination, discrimination claims under the Age Discrimination in Employment Act and/or Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Utah Antidiscrimination Act, local laws prohibiting age, race, religion, sex, national origin, disability and other forms of discrimination, or any other federal or state law that may be applicable thereto, claims growing out of any legal restrictions on ClearOne’s right to terminate its employees, any tort claim or other claim arising in any way out of the employment relationship between Flood and ClearOne or the termination of that relationship. Flood specifically waives any and all claims for back pay, front pay, or any other form of compensation for services, except as set forth herein.

Except as expressly stated in Paragraph 8 above, Flood hereby waives any right to recover damages, costs, attorneys’ fees, and any other relief in any proceeding or action brought against ClearOne by any other party, including without limitation the Equal Employment Opportunity Commission and the Utah Antidiscrimination and Labor Division, on Flood’s behalf asserting any claim, charge, demand, grievance, or cause of action released by Flood as stated above.

Notwithstanding the foregoing, Flood does not waive rights, if any, Flood may have to unemployment insurance benefits or workers’ compensation benefits. Nothing in this Paragraph 9 prohibits Flood from paying COBRA premiums to maintain Flood’s participation, if any, in ClearOne’s group health plan to the extent allowed by law and by the terms, conditions, and limitations of the health plan.

10.  Release of Claims by ClearOne. Except for any claim as to which indemnification is not allowed by Utah Code Ann. § 16-10a-902 and any claim that may accrue under the undertaking referenced in Recital G above, ClearOne, on behalf of itself and its successors and assigns, hereby completely releases and discharges Flood from all existing claims and causes of action of any kind and nature, whether presently known or unknown by the Parties, including but not limited to any claims or causes of action arising out of or relating to Flood’s Employment Agreement or her employment with ClearOne.

11.  No Assignment of Claims. Flood represents and warrants that she has not previously assigned or transferred, or attempted to assign or transfer, to any third party, any of the claims waived and released herein.

12.  No Claim Filed. Flood represents that she has not filed any claim, complaint, charge, or lawsuit against ClearOne or any other Releasee with any governmental agency or any state or federal court, and covenants not to file any lawsuit at any time hereafter for any matter, claim, or incident known or unknown which occurred or arose out of occurrences prior to the date hereof.

13.  No Admission of Liability. This Agreement does not constitute an admission of any fault, liability, or wrongdoing by any Releasee, nor an admission that Flood has any claim whatsoever against ClearOne or any other Releasee. ClearOne and all other Releasees specifically deny having any liability to Flood or having committed any wrongful acts against Flood. This Agreement does not constitute an admission of any fault, liability, or wrongdoing by Flood, nor an admission that ClearOne has any claim against Flood. Flood specifically denies having any liability to ClearOne or having committed any wrongful acts against ClearOne.

14.  Additional Consideration. Flood acknowledges and agrees that as of the date she signs this Agreement, ClearOne has paid to Flood (a) all compensation for wages earned, less normal payroll deductions, (b) all amounts due for earned vacation pay less normal payroll deductions, and (c) all other amounts due and owing to Flood by ClearOne. Notwithstanding the foregoing, ClearOne will pay Flood her normal paycheck on December 12, 2003, which covers Flood’s compensation through December 5, 2003, the effective date of her resignation. Flood agrees and acknowledges that the sums paid pursuant to this Agreement are in addition to any sums or payments to which Flood would be entitled but for the signing of this Agreement.

15.  Conditions Subsequent. This Agreement is conditioned upon Flood signing settlement documents in the SEC Action by December 5, 2003, and upon the final approval of the settlement of the SEC Action, as it applies to Flood, by January 31, 2004. If for any reason Flood fails to satisfy either of these conditions, this Agreement will automatically become null and void, and the Parties shall forthwith return to each other any and all consideration received by them pursuant to this Agreement.

16.  Integration Clause. This Agreement contains the entire agreement and understanding of ClearOne and Flood concerning the subject matter hereof, and except as expressly noted herein, this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations whether written or oral concerning the subject matter hereof, including Flood’s Employment Agreement. ClearOne and Flood agree and acknowledge that neither ClearOne or Flood, nor any agent or attorney of either, has made any representation, warranty, promise or covenant whatsoever, express or implied, not contained in this Agreement, to induce the other to execute this Agreement. No amendment, alteration, or modification of this Agreement shall be effective unless made in writing and signed by both Parties.

17.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without giving effect to Utah’s choice of law rules.

18.  Voluntary and Knowing Signing. Flood acknowledges that she has read this Agreement carefully and fully understands this Agreement and that she has consulted with her counsel, SC&M, prior to signing this Agreement. Flood acknowledges that she has executed this Agreement voluntarily and of her own free will and that she is knowingly and voluntarily releasing and waiving all claims she may have against Releasees, including ClearOne.

19.  Revocation Period. Flood has seven (7) days from the date on which she signs this Agreement to revoke this Agreement by providing written notice, by mail, hand delivery, or facsimile, of her revocation to:

Raymond J. Etcheverry
Parsons Behle & Latimer
Counsel for ClearOne
201 South Main Street
Suite 1800
Salt Lake City, Utah 84111
Facsimile: (801) 536-6111

Flood’s revocation, to be effective, must be received by the above-named person by the end of the seventh day after Flood signs this Agreement. This Agreement becomes effective on the eighth day after Flood signs this Agreement, providing that Flood has not revoked this Agreement as provided above.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates indicated below.

Dated: December 5, 2003	CLEARONE COMMUNICATIONS, INC. /s/ Mike Keough By: Mike Keough Its: CEO
Dated: December 5, 2003	/s/ Frances M. Flood Frances M. Flood FRANCES M. FLOOD